Exhibit 10.2

SunCoke Energy, Inc. 1011 Warrenville Road Suite 600 Lisle, IL 60532

November 6, 2017

Mr. Michael G. Rippey

1011 Warrenville Road

Suite 600

Lisle, IL 60532

Re: Offer to join SunCoke Energy, Inc.

Dear Mike,

Contained herein are the specifics of our offer for you to join SunCoke Energy, Inc. (the “Company”) as its Chief Executive Officer and President and to be elected to its Board of Directors effective December 1, 2017. The terms and conditions of this offer are subject to approval by the Company’s Compensation Committee and Board of Directors. Upon joining the Company, you also will be appointed as Chairman, Chief Executive Officer and President of SunCoke Energy Partners GP LLC, the general partner of SunCoke Energy Partners, L.P. (the “Partnership”), the Company’s publicly traded master limited partnership subsidiary. The executive officers of the Partnership’s general partner receive no compensation from the Partnership or its general partner, but are instead compensated directly by the Company. The Partnership maintains no policies or programs relating to compensation of the executive officers of its general partner.

This offer is contingent upon your successful completion of a background check, physical examination and substance screening. Your examination and screening will be coordinated by the Company’s Human Resources Department. Your work location will be the Company’s corporate headquarters in Lisle, Illinois.

1.	Cash Compensation

Your annual rate of pay, i.e., your base salary, will be $750,000 and your target bonus under the Company’s Annual Incentive Plan (“AIP”) will be 100% of your annual base salary or $750,000 for a total annualized targeted cash compensation of $1,500,000. Your compensation, including base salary and target bonus, will be reviewed and adjusted by the Compensation Committee periodically. Payroll is processed on a bi-weekly basis, with 26 pay periods per year.

Mr. Michael G. Rippey

November 6, 2017

The actual annual bonus earned can range from 0% to 200% of the targeted amount, depending upon how well the Company performs. Annual bonus awards also may be adjusted for individual performance from 0% to 150% of the calculated award. Payments of bonus awards, if any, are normally made in March of the following year, and you must be actively employed on the bonus payment date to receive a bonus payment. Employees hired in the fourth quarter are not eligible for an AIP award for the year hired. The performance metrics for the 2017 AIP include Adjusted EBITDA, pre-tax Return on Invested Capital, Operating Cash Flow and Environmental and Safety Performance. These performance metrics were established by the Compensation Committee for the 2017 plan year, and are subject to change in future years at the discretion of the Committee. The 2018 AIP metrics and targets will be determined at the December 6, 2017 Compensation Committee meeting; we do not anticipate any changes to the metrics at this time.

The AIP works in conjunction with the Company’s Senior Executive Incentive Plan (“SEIP”), which acts as an overlay to the AIP and sets a performance-based ceiling on the bonuses paid under the AIP, so that such bonuses meet the deductibility requirements of Section 162(m) of the Internal Revenue Code. With Adjusted EBITDA as the performance metric, the Compensation Committee has established a bonus pool under the SEIP equal to 5% of Adjusted EBITDA, with each participant, including the Chief Executive Officer, being allocated a maximum allowable percent of the funded pool. Once the pool is funded, the Committee utilizes the criteria in the AIP to determine the final payout. To the extent that an SEIP participant is awarded a bonus amount above the calculated bonus under the AIP, the incremental amount is paid under the SEIP.

2.	Equity Compensation

All long-term equity incentive awards granted to our executive officers are made under the Company’s Long-Term Performance Enhancement Plan (“LTPEP”), and you will receive a separate award document related to equity awards at the grant date.

Upon approval at the December 6, 2017 Compensation Committee meeting, you will receive equity grants equal in value to $2,000,000. The grants will be split in value as 80% Performance Stock Units, 10% Market Stock Options and 10% Performance Stock Options:

(i) Stock Options. the Company utilizes two forms of options for executive grants:

(a) Market Stock Options, allowing the executive to purchase the Company’s common stock at a fixed price (typically the closing price on the date of grant) within a specified period. The number of stock options granted is determined by dividing the value to be granted by the option’s value based on a Black-Scholes model. These options generally vest ratably over three years on each anniversary of the grant date; and

Mr. Michael G. Rippey

November 6, 2017

(b) Performance Stock Options, which allow the executive to purchase the Company’s common stock at a fixed price (typically the closing price on the date of grant), within a specified period. These options have a performance vesting requirement requiring the share price to achieve certain levels above the grant price, in addition to a service vesting requirement of one-third in each anniversary subsequent to the grant date (3-year ratable vesting), and both requirements must be met in order for the option to be exercisable; and

(ii) Performance Stock Units (“PSUs”). PSUs represent rights to receive shares of Company common stock, with vesting conditioned upon the attainment of certain performance goals. The number of PSUs granted is determined by dividing the value of the grant by the closing price of the Company’s common stock on the date of grant. Historically, the PSUs have measured the Company’s performance over the three calendar years following the grant date. Current PSU performance metrics are a balance of cumulative three-year EBITDA and pre-tax Return on Invested Capital, with a modifier for Total Shareholder Return relative to the NASDAQ Iron and Steel index. The performance metrics and mix are reviewed annually and are subject to change in future years at the discretion of the Compensation Committee of the Board. The PSU performance metrics generally have been approved at the Committee’s December meeting.

3.	Election to the Board of Directors

Effective December 1, 2017, the Board will elect you as a Director. Our Board is divided into three classes, each serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires. You will serve in the class of directors standing for election at the Company’s Annual Meeting of Stockholders in May 2020.

4.	Stock Ownership Guidelines

The Company’s senior executives are subject to stock ownership guidelines, which you will be expected to meet within five (5) years of joining the Company. Each year of this five-year period you will be expected to accumulate at least an additional 20% of your required total amount. Senior executives also are subject to holding requirements. We will send you a customized spreadsheet that includes your guideline ownership requirement, a timetable for meeting the requirement, and a calculator you can use to track your progress toward meeting the requirement. Your progress will be reported to the Compensation Committee annually.

The ownership guidelines, expressed as a multiple of base salary, vary by job level. As Chief Executive Officer, the guideline is currently five (5) times your annual base salary. Thus, you would be required to accumulate and hold a number of shares of the Company’s common stock equal to five (5) times your base annual salary, divided by the greater of: (i) the closing price of the Company’s common stock on the date of your initial equity grant; and (ii) the weighted average trading price of the Company’s common stock for the two-year period immediately preceding the date of your initial equity grant. For purposes of meeting your guideline ownership requirement, time-based restricted share units and actual shares

Mr. Michael G. Rippey

November 6, 2017

held directly or indirectly, including shares acquired upon the exercise of stock options, will count towards attainment of your applicable ownership guideline. However, outstanding stock options (vested and unvested) as well as unearned PSUs will not count toward these guidelines.

5.	Relocation

Your work location is Lisle, IL, therefore you are not eligible for relocation benefits.

6.	Perquisites

The Company has eliminated perquisites that do not serve a business purpose. We do not provide our executive officers with perquisites or other personal benefits such as company vehicles, club memberships, financial planning assistance or tax preparation

7.	Vacation

You will be entitled to twenty (20) days of paid vacation annually. In addition, you also will be allocated two paid floating holidays each year. These floating holidays are in addition to the normal company-designated holidays. In the year of hire, vacation time is prorated based on the quarter during which employment with the Company commences. Thus, employees with a starting date in the first quarter would be entitled to 100% of the applicable annual vacation time, while employees with a starting date in the second quarter would be entitled to 75% of such vacation time, those employees starting employment with the Company in the third quarter would be entitled to 50% of such vacation time, and those starting employment in the fourth quarter would be entitled to only 25% of such vacation time. Since 2017 will be a partial year, your vacation will be prorated and therefore you will be entitled to five (5) paid vacation days for the balance of 2017.

8.	Benefits

As Chief Executive Officer, you will be eligible to participate in the full range of the Company’s benefits program for Corporate salaried employees. This comprehensive program provides employee and family medical, prescription, dental, vision, and employee life insurance and short and long-term disability coverage. The Company regularly reviews the various benefits offered to its employees and reserves the right to modify or eliminate these and other benefits in the future.

9.	Retirement

The Company does not offer any defined benefit pension plan, or other post-retirement benefits. The following plans are the only Company-sponsored retirement income vehicles available to employees, including the Chief Executive Officer:

Mr. Michael G. Rippey

November 6, 2017

(i) The SunCoke Energy, Inc. 401(k) Plan, which is a tax qualified defined contribution plan with 401(k) and profit sharing features designed primarily to help participants accumulate funds for retirement. Employees may make elective contributions and the Company makes an employer contribution equal to 3% of eligible compensation, and matching contributions equal to 100% of employee contributions up to 5% of eligible compensation.

(ii) The SunCoke Energy, Inc. Savings Restoration Plan (“SRP”), which is an unfunded, nonqualified deferred compensation plan that is made available to participants in the Company’s 401(k) Plan whose compensation exceeds applicable Internal Revenue Service limits on compensation that can be considered under that Plan. Under the SRP, participants can make an advance election to defer on a pre-tax basis up to 50% of the portion of their salary and bonus that exceeds the compensation limit. Employer contributions will be credited to the accounts of each participant who elects to defer compensation and they consist of: (a) a matching contribution equal to 100% of the first 5% of compensation deferred by the participant under the SRP; and (b) an additional contribution equal to 3% of the compensation deferred by the participant under the SRP. Participants must make a deferral election prior to commencing participation in the Plan, and prior to December 31st each year thereafter.

10.	Severance

Every Company executive, including the Chief Executive Officer, is an employee at will. You will be eligible to participate in:

(i) the SunCoke Energy, Inc. Executive Involuntary Severance Plan, which provides severance payments in the event of an involuntary termination other than for just cause. The Executive Involuntary Severance Plan recognizes past service to the Company and is intended to alleviate financial hardship experienced by eligible employees terminated for reasons other than just cause, retirement, death, or disability. Under this Plan, severance is calculated as a multiple of base salary and target incentive, and is paid in installments per pay period. You will be eligible for severance benefits equal to one and one half times annual base salary and annual target bonus, and these benefits would be paid out in installments over a 78-week severance period. Participants in this Plan also are entitled to: (a) earned vacation paid as a lump sum; (b) continuation of medical plan benefits, excluding dental, at active employee rates during the severance period (running concurrently with COBRA); (c) continuation of life insurance coverage during the severance period equal to one times annual base salary; and (d) outplacement services. Severance benefits payable under this Plan are conditioned upon the execution of a release of claims against the Company at the time of termination of the executive’s employment.

(ii) the SunCoke Energy, Inc. Special Executive Severance Plan, which provides severance benefits in connection with a change in control of the Company to an executive: (a) whose employment is involuntarily terminated for reasons other than just cause, death, or disability; or (b) who resigns for good

Mr. Michael G. Rippey

November 6, 2017

reason, in each case within two (2) years following the change in control. Under the Special Executive Severance Plan, severance is calculated as a multiple of annual base salary and targeted annual incentive compensation, and will be paid in a lump sum. As Chief Executive Officer, your lump sum severance benefits under this Plan would be equal to two times annual base salary plus the greater of target annual bonus or trailing three-year average annual bonus. Participants in this Plan also are entitled to: (w) earned vacation pursuant to the Company’s vacation policy; (x) continuation of medical plan benefits, including dental, at active employee rates during the applicable benefit extension period (i.e., currently three years in the case of the Chief Executive Officer), with COBRA eligibility beginning at the end of this period); (y) continuation of life insurance coverage during the applicable benefit extension period, equal to one times annual base salary; and (z) outplacement services.

More complete descriptions of the Company’s plans, including the Summary Plan Descriptions and plan documents, are available to you. The Board and/or the Company reserves the right to make changes to its employee policies, procedures and plans at any time.

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Mr. Michael G. Rippey

November 6, 2017

Please review this offer letter carefully. If you elect to accept our offer, please sign both signature pages and return a counterpart to us. This offer letter will be effective if signed in counterparts, and delivery of a signature page by facsimile, or scanned and sent via electronic mail, is effective to bind the parties hereto. The effective date of this letter is the date first written above.

We are pleased to make this offer to you and look forward to hearing from you, and to your joining the Company.

        Sincerely,

/s/ Robert A. Peiser
Robert A. Peiser
Compensation Committee Chair
SunCoke Energy, Inc.

/s/ Gary P. Yeaw
Gary P. Yeaw
Senior Vice President, Human Resources
SunCoke Energy, Inc.

I hereby accept this offer to be Chief Executive Officer and President of SunCoke Energy, Inc.

/s/ Michael G. Rippey
Michael G. Rippey

[Counterpart signature page to SunCoke Energy, Inc. Offer Letter to Michael G. Rippey]